GMO Trust
FYE 2/28/10
Annual Expense Ratios

Fund Name	Class 3	Class 4	Class 5	Class 6

Alpha Only		0.61%
Alternative Asset Opportunity Fund	0.61%
Asset Allocation Bond Fund				0.31%
Domestic Bond Fund				0.13%
Emerging Country Debt Fund		0.53%
Emerging Markets Fund				0.91%
Flexible Equities Fund				0.61%
Inflation Indexed Plus Bond Fund				0.34%
International Core Equity Fund				0.44%
International Growth Equity Fund		0.59%
International Intrinsic Value Fund		0.59%
International Small Companies Fund	0.75%
Quality Fund				0.39%
Short-Duration Investment Fund	0.23%
Special Situations Fund				0.44%
Strategic Fixed Income Fund				0.33%
U.S. Core Equity Fund				0.37%
U.S. Growth Fund	0.46%
U.S. Small/Mid Cap Growth Fund	0.46%
U.S. Small/Mid Cap Value Fund	0.46%
World Opportunity Overlay Fund	0.00%